UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2019

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10025 Investment Drive, Suite 250, Knoxville, TN 37932

(Address of Principal Executive Offices) (Zip Code)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events.

On December 31, 2019, the board of directors (the “Board”) of Provectus Biopharmaceuticals, Inc. (the “Company”) approved a Definitive Financing Term Sheet (the “2020 Term Sheet”), which sets forth the terms under which the Company will use its best efforts to arrange for financing of a maximum of $20,000,000 (the “2020 Financing”).

Pursuant to the 2020 Term Sheet, the 2020 Notes (defined below) will convert into shares of Series D Preferred Stock of the Company on or before June 20, 2021, subject to certain exceptions. As of the date hereof, the Series D Preferred Stock had not yet been designated by the Company’s board of directors.

The 2020 Financing

The 2020 Term Sheet is similar to the Definitive Financing Commitment Term Sheet entered into between the Company and a group of the Company’s stockholders (the “PRH Group”), which was amended and restated effective as of March 19, 2017 (the “2017 Term Sheet”), previously disclosed by the Company in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 23, 2017, and completed on December 20, 2019 when the PRH Group concluded its best efforts activity to arrange for financing of $20,000,000 (the “2017 Financing”). Subject to the terms and conditions of the 2020 Term Sheet, the Company will use its best efforts to arrange for the 2020 Financing, which amounts will be obtained in several tranches. The proceeds from the 2020 Financing will be used to fund the Company’s clinical development program, as currently constituted and envisioned, and to fund the Company’s general and administrative expenses.

Structure of the Financing

The 2020 Financing will be in the form of a secured convertible loan (the “Loan”) from various investors (collectively, the “Investors”) that will be evidenced by convertible promissory notes (individually, a “2020 Note” and collectively, the “2020 Notes”) subordinate to the notes of the 2017 Financing (the “PRH Notes”) in right of payment and to the security interests granted to holders of the PRH Notes. In addition to customary provisions, the 2020 Note shall contain the following provisions:

(i) It will be secured by a second priority security interest on the Company’s intellectual property (the “IP”) subordinate to the first priority security interest of the PRH Notes;

(ii) The Loan will bear interest at the rate of eight percent (8%) per annum on the outstanding principal amount of the Loan that has been funded to the Company;

(iii) In the event there is a change of control of the Company’s Board, the term of the 2020 Note will be accelerated and all amounts due under the 2020 Note will be immediately due and payable, plus interest at the rate of eight percent (8%) per annum, plus a penalty in the amount equal to ten times (10x) the outstanding principal amount of the Loan that has been funded to the Company;

(iv) The outstanding principal amount and interest payable under the Loan will be convertible at the sole discretion of the Investors into shares of the Company’s Series D Preferred Stock, a series of preferred stock to be designated by the Board, at a price per share equal to $2.8620; and

(v) Notwithstanding (iv) above, the principal amount of the 2020 Note and the interest payable under the Loan will automatically convert into shares of the Company’s Series D Preferred Stock at a price per share equal to $2.8620 effective on June 20, 2021 subject to certain exceptions.

Upon conversion of the Loan, the Investors will release their second lien on the IP. Investors in the 2020 Financing will hold Series D Preferred Stock pari passu with the Series D Preferred Stock of investors in the 2017 Financing.

The form of the 2020 Note is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Rights and Preferences of the Series D Convertible Preferred Stock

The Series D Preferred Stock shall have a first priority right to receive proceeds from the sale, liquidation or dissolution of the Company or any of the Company’s assets (each, a “Company Event”).

If a Company Event occurs within two (2) years of the date of issuance of the Series D Preferred Stock (the “Date of Issuance”), the holders of Series D Preferred Stock shall receive a preference of four times (4x) their respective investment amount. If a Company Event occurs after the second (2nd) anniversary of the Date of Issuance, the holders of the Series D Preferred Stock shall receive a preference of six times (6x) their respective investment amount.

The Series D Preferred Stock shall be convertible at the option of the holders thereof into shares of the Company’s common stock based on a formula to achieve a one-for-ten conversion ratio. The Series D Preferred Stock shall automatically convert into shares of the Company’s common stock upon the fifth (5th) anniversary of the Date of Issuance.

On an as-converted basis, the Series D Preferred Stock shall carry the right to ten (10) votes per share. The Series D Preferred Stock shall not have any dividend preference but shall be entitled to receive, on a pari passu basis, dividends, if any, that are declared and paid on any other class of the Company’s capital stock. The holders of Series D Preferred Stock shall not have anti-dilution protection.

The foregoing summary of the 2020 Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 Term Sheet that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Form of PRH 2 Secured Convertible Promissory Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2020

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines
Chief Financial Officer (Principal Financial Officer)